Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG PHARMACEUTICALS, INC. SUBMITS NEW DRUG APPLICATION TO FDA FOR
FERUMOXYTOL IN CHRONIC KIDNEY DISEASE PATIENTS

CAMBRIDGE, MA (December 19, 2007) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for marketing approval of ferumoxytol as an intravenous treatment of iron deficiency anemia in patients with chronic kidney disease (CKD), including dialysis dependent and non-dialysis dependent patients. The NDA is supported by data from three open-label, multi-center, randomized Phase III efficacy and safety clinical studies and a fourth Phase III safety study.   The three efficacy and safety studies demonstrated a statistically significant achievement of all primary and secondary endpoints.  In total, over 1,700 patients and healthy volunteers were treated with ferumoxytol in the Company’s eleven clinical studies.

“This NDA submission is a great accomplishment for AMAG and represents a major milestone in our development program for ferumoxytol,” said Brian J.G. Pereira, MD, President and CEO, AMAG Pharmaceuticals, Inc.  “We are committed to bringing novel therapies to the market that can improve the lives of CKD patients.  In the United States there are an estimated 26 million adults living with CKD(1).  We believe that ferumoxytol has the potential to address iron deficiency anemia in this patient population and provide a more convenient and efficient method of intravenous iron administration.”

About Chronic Kidney Disease

Kidney disease is the ninth leading cause of death in the United States(2).  CKD is associated with premature mortality, decreased quality of life, and increased health care expenditures.  CKD can progress to end-stage renal disease and require dialysis or kidney transplantation.  The U.S. Renal Data System estimated that in 2005 the dialysis population was over 340,000 patients(3).

AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol, the Company’s lead product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in patients with CKD.  The Company has released data on all four of the Phase III clinical trials of ferumoxytol as an intravenous iron replacement therapeutic in patients with CKD.

Combidex®, the Company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with MRI to aid in the differentiation of cancerous from normal lymph nodes.  In March 2005, AMAG Pharmaceuticals, Inc. received an approvable letter from the U.S. Food and Drug Administration with respect to Combidex subject to certain conditions.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding our commitment to bringing novel therapies to market to improve the lives of CKD patients and the potential of ferumoxytol, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or we may not obtain such approvals in a timely manner; (2) the fact that we have limited sales and marketing expertise; (3) uncertainties relating to our patents and proprietary rights; and (4) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Sources:

1.   JAMA, November 7, 2007 — Vol 298, No 17.

2.   Arias E, Anderson RN, Kung HC, Murphy SL, Kockanek KD.  Deaths: Final data for 2001. National Vital Statistics Reports 2003;52(3):1-115.

3.   End-Stage Renal Disease Incidence and Prevalence: United States Renal Data Systems 2007 Annual Data Report.  2007, pp 81-98.

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